Exhibit 99.1
Table of Contents

Item*	Description	Page

6.	Selected Financial Data	1
7.	Management’s Discussion and Analysis of Financial Condition and Results of Operation	2-8
7A.	Quantitative and Qualitative Disclosures about Market Risk	8
8.	Financial Statements and Supplementary Data	9-20
______________

*Item number corresponds to the similar item number in our Form 10-K for the year ended December 31, 2011.

Item 6.	Selected Financial Data.

KINDER MORGAN MANAGEMENT, LLC AND SUBSIDIARY
(In millions, except per share amounts)

	Post-Acquisition Basis (a)					Pre-Acquisition Basis (a)
	Year Ended December 31,				Seven Months Ended December 31,	Five Months Ended May 31,
	2011	2010	2009	2008	2007	2007
Equity in earnings (loss) of KMP.	$18.7	$118.7	$90.6	$142.2	$65.4	$(64.6)
Income tax expense (benefit)	5.6	44.3	31.6	59.0	15.0	(23.3)
Net income (loss)	$13.1	$74.4	$59.0	$83.2	$50.4	$(41.3)
Earnings (loss) per share, basic and diluted	$0.14	$0.84	$0.72	$1.11	$0.71	$(0.65)
Number of shares used in computing basic and diluted earnings per share	95.2	88.8	81.9	75.1	71.1	63.7
Equivalent distribution value per share(b)	$4.61	$4.40	$4.20	$4.02	$2.65	$0.83
Total number of additional shares distributed	6.5	6.4	7.2	6.2	3.6	1.0
Total assets at end of period	$2,732.3	$2,683.8	$2,534.7	$2,462.1	$2,213.8	$1,944.5
__________

(a)
On May 30, 2007, KMK completed a merger transaction in which investors including Richard D. Kinder, KMK’s Chairman and Chief Executive Officer, acquired all of the outstanding shares of that company, referred to as the “Going Private Transaction.” The purchase price of KMK has been “pushed-down” and allocated to the assets and liabilities of its subsidiary companies, including us. Accordingly, our post-acquisition selected financial data shown above for the periods after May 31, 2007 reflect a new basis of accounting. The selected financial data for the period ended May 31, 2007 reflect the operations of the Company prior to the acquisition. Hence, there is a blackline division on the selected financial data shown above, which is intended to signify that the amounts shown for the period prior to and periods subsequent to the acquisition are not comparable.

(b)
This is the amount of cash distributions declared and payable to each common unit of KMP for each period shown. Under the terms of our limited liability company agreement, except in connection with our liquidation, we do not pay distributions on our shares in cash but we make distributions on our shares in additional shares or fractions of shares. At the same time KMP makes a distribution on its common units and i-units, we distribute on each of our shares that fraction of a share determined by dividing the amount of the cash distribution to be made by KMP on each common unit by the average market price of a share determined for a ten-trading day period ending on the trading day immediately prior to the ex-dividend date for our shares. Because of this calculation, the market value of the shares distributed on the date of distribution may be less or more than the cash distribution per common unit of KMP.

Exhibit 99.1

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.

General

We are a limited liability company, formed in Delaware in February 2001, which has elected to be treated as a corporation for United States federal income tax purposes.

Our shares trade on the New York Stock Exchange under the symbol “KMR.” Our voting shares are owned by Kinder Morgan G.P., Inc., of which Kinder Morgan, Inc. (KMI) owns all the outstanding common equity. Kinder Morgan G.P., Inc. is the general partner of Kinder Morgan Energy Partners, L.P. (KMP). Kinder Morgan G.P., Inc. has delegated to us, to the fullest extent permitted under Delaware law and the KMP partnership agreement, all of its rights and powers to manage and control the business and affairs of KMP and its subsidiary operating limited partnerships and their subsidiaries, subject to Kinder Morgan G.P., Inc.’s right to approve specified actions.

On February 10, 2011, Kinder Morgan Holdco LLC converted from a Delaware limited liability company to a Delaware corporation.  Kinder Morgan Holdco LLC was renamed Kinder Morgan, Inc., and its subsidiary formerly known as Kinder Morgan, Inc. was renamed Kinder Morgan Kansas, Inc., which are referred to in this report as KMI and KMK, respectively. On February 16, 2011, KMI completed an initial public offering of its common stock.  Prior to the closing of the initial public offering, its outstanding units were converted into shares of its capital stock.  All of the common stock that was sold in the offering was sold by its existing investors consisting of funds advised by or affiliated with Goldman Sachs & Co., Highstar Capital LP, The Carlyle Group and Riverstone Holdings LLC. No members of management sold shares in the offering, and KMI did not receive any proceeds from the offering.

On May 30, 2007, KMK completed a merger transaction with a wholly owned subsidiary of KMI in which investors including Richard D. Kinder, KMK’s Chairman and Chief Executive Officer, acquired all of the outstanding shares of KMK, referred to as “the Going Private Transaction.” The purchase price of KMK has been “pushed-down” and allocated to the assets and liabilities of its subsidiary companies, including us. Accordingly, the accompanying financial information, transactions and balances reflect the push-down of KMK’s new accounting basis arising from the Going Private Transaction to our financial statements.

Our consolidated financial statements include the accounts of Kinder Morgan Management, LLC and its wholly owned subsidiary, Kinder Morgan Services LLC. All material intercompany transactions and balances have been eliminated. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from these estimates.

KMP is one of the largest publicly traded pipeline limited partnerships in the United States in terms of market capitalization, and is a leading pipeline transportation and energy storage company in North America. KMP owns an interest in or operates approximately 29,000 miles of pipelines and approximately 180 terminals. KMP’s pipelines transport natural gas, refined petroleum products, crude oil, carbon dioxide and other products, and its terminals store petroleum products and chemicals and handle such products as ethanol, coal, petroleum coke and steel. KMP is also the leading provider of carbon dioxide for enhanced oil recovery projects in North America.

We are a limited partner in KMP and manage and control its business and affairs pursuant to a delegation of control agreement. Our success is dependent upon our operation and management of KMP, and its resulting performance. Therefore, we have included KMP’s Report on Form 8-K dated April 30, 2012, in this filing as Exhibit 99.2. The following discussion should be read in conjunction with the financial statements and related notes and the financial statements of KMP, which are included in such Exhibit 99.2 and incorporated herein by reference.

Business

Kinder Morgan G.P., Inc. has delegated to us, to the fullest extent permitted under Delaware law and KMP’s limited partnership agreement, all of its rights and powers to manage and control the business and affairs of KMP subject to Kinder Morgan G.P., Inc.’s right to approve specified actions.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations. (continued)	Exhibit 99.1

Results of Operations

Our results of operations consist of the offsetting expenses and receipts associated with our managing and controlling the business and affairs of KMP and our equity in the earnings of KMP attributable to the i-units we own. At December 31, 2011, through our ownership of i-units, we owned approximately 29.3% of all of KMP’s outstanding limited partner interests. We use the equity method of accounting for our investment in KMP and record earnings as described below. Our percentage ownership in KMP changes over time upon the distribution of additional i-units to us or upon issuances of additional common units or other equity securities by KMP.

Our earnings, as reported in the accompanying consolidated statements of income, represent equity in earnings of KMP, attributable to the i-units we own, reduced by a deferred income tax provision and adjusted for the purchase method of accounting push down effect on us from KMI’s Going Private Transaction. The deferred income tax provision is calculated based on the book/tax basis difference created by our recognition, under accounting principles generally accepted in the United States of America, of our share of the earnings of KMP. Our earnings per share (both basic and diluted) is our net income divided by our weighted-average number of outstanding shares during each period presented. There are no securities outstanding that may be converted into or exercised for our shares.

Notwithstanding the consolidation of KMP and its subsidiaries into KMI’s financial statements, KMI is not liable for, and its assets are not available to satisfy, the obligations of KMP and/or its subsidiaries and vice versa. Responsibility for payments of obligations reflected in KMI’s or KMP’s financial statements is a legal determination based on the entity that incurs the liability.

Following is summarized income statement information and segment earnings contribution by business segment for KMP. As discussed in Note 1 of the accompanying notes to our consolidated financial statements, KMP’s consolidated financial statements include the reclassifications necessary to reflect the results of its FTC Natural Gas Pipelines disposal group as discontinued operations.  Additional information on KMP’s results of operation and financial position are contained in its Report on Form 8-K dated April 30, 2012, included in this filing as Exhibit 99.2, and incorporated herein by reference.

Kinder Morgan Energy Partners, L.P.

	Year Ended December 31,
	2011	2010	2009
		(in millions)
Segment earnings before depreciation, depletion, amortization expense and amortization of excess cost of equity investments(a)
Products Pipelines(b)	$463.1	$504.5	$584.5
Natural Gas Pipelines(c)	545.9	575.6	516.5
CO2	1,098.6	965.5	782.9
Terminals	704.5	641.3	599.0
Kinder Morgan Canada	201.6	181.6	154.5
Total segment earnings before DD&A	3,013.7	2,868.5	2,637.4
Total segment depreciation, depletion and amortization	(927.7)	(879.3)	(825.7)
Total segment amortization of excess cost of equity investments	(6.7)	(5.8)	(5.8)
General and administrative expenses(d)	(472.7)	(375.2)	(330.3)
Interest expense, net of unallocable interest income	(531.0)	(506.4)	(431.3)
Unallocable income tax expense	(8.7)	(9.9)	(8.5)
Income from continuing operations	1,066.9	1,091.9	1,035.8
Income from discontinued operations(e)	201.5	235.2	248.0
Net income	1,268.4	1,327.1	1,283.8
Net income attributable to noncontrolling interests	(10.6)	(10.8)	(16.3)
Net income attributable to KMP	$1,257.8	$1,316.3	$1,267.5

General Partner’s interest in income from continuing operations(f)	$1,173.0	$882.5	$933.3
General Partner’s interest in income from discontinued operations	$2.0	$2.4	$2.5

Limited Partners’ interest in income from continuing operations	$(114.7)	$201.0	$88.7
Limited Partners’ interest in income from discontinued operations	$197.5	$230.4	$243.0

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations. (continued)	Exhibit 99.1

____________
(a)
Includes revenues, earnings from equity investments, allocable interest income and other, net, less operating expenses, allocable income taxes and other expense (income). Operating expenses include natural gas purchases and other costs of sales, operations and maintenance expenses, and taxes, other than income taxes.

(b)
2011 amount includes (i) a $168.2 million increase in expense associated with rate case liability adjustments; and (ii) a $60.0 million increase in expense associated with rights-of-way lease payment liability adjustments for periods prior to 2011. 2010 amount includes a $172.0 million increase in expense associated with rate case liability adjustments.

(c)	2011 amount includes a $167.2 million loss from the remeasurement of KMP’s previously held 50% equity interest in KinderHawk Field Services LLC to fair value.
(d)
2011 amount includes $87.1 million related to a special bonus expense to non-senior management employees allocated to KMP from KMI; however, we and KMP do not have any obligation, nor did we or KMP pay any amounts related to this compensation expense.

(e)	Represents amounts attributable to KMP’s FTC Natural Gas Pipelines disposal group.
(f)
2011 amount includes a waived incentive of $28.4 million related to common units issued to finance a portion of KMP’s May 2010 KinderHawk Field Services LLC acquisition. 2010 amount includes a reduced incentive amount of $179.4 million including (i) $168.3 million due to a portion of KMP’s available cash distribution for the second quarter of 2010 being a distribution of cash from interim capital transactions, rather than a distribution of cash from operations; and (ii) a waived incentive of $11.1 million related to common units issued to finance a portion of KMP’s May 2010 KinderHawk acquisition.

For the years ended December 31, 2011, 2010 and 2009, KMP reported limited partner’s interest in net income of $82.8 million, $431.4 million and $331.7 million, respectively. Our net income for the years ended December 31, 2011, 2010 and 2009 was $13.1 million, $74.4 million and $59.0 million, respectively.

Our net income for 2011 includes reductions of (i) $30.7 million, net of income tax, for our share of KMP’s $168.2 million increase in expense associated with rate case liability adjustments; (ii) $30.3 million, net of income tax, for our share of KMP’s $167.2 million loss from the remeasurement of its previously held 50% equity interest in KinderHawk to fair value; (iii) $15.2 million, net of income tax, representing our share of KMP’s $87.1 million special bonus as discussed above; and (iv) $10.9 million, net of income tax, for our share of KMP’s $60.0 million increase in expense associated with rights-of-way lease payment liability adjustments.

Our net income for 2010 includes (i) a reduction of $31.2 million, net of income tax, for our share of KMP’s $172.0 million increase in expense associated with rate case liability adjustments; and (ii) a $32.8 million after-tax increase  consisting of (a) $30.8 million due to higher KMP limited partners net income as a result of the $168.3 million decrease in the general partners incentive resulting from an interim capital transaction (ICT Distribution) and (b) $2.0 million in connection with a waived incentive of $11.1 million related to KMP common units issued to finance a portion of KMP’s May 2010 KinderHawk acquisition. Under an ICT Distribution, KMP’s general partner receives no incentive distribution. See Note 10 “Partners’ Capital—Income Allocation and Declared Distributions” to the consolidated financial statements contained in KMP’s Report on Form 8-K dated April 30, 2012, included in this filing as Exhibit 99.2 and incorporated herein by reference for a further discussion of this ICT Distribution.

Our net income decreased by $61.3 million in 2011 compared to 2010; however, this overall decrease in net income included our share of those certain items described above (which combined to decrease net income by $87.1 million in 2011 and increase net income by $1.6 million in 2010).  The remaining $27.4 million increase in our net income is from our share of KMP’s increases in all five of its reportable business segments, and primarily due to increases in earnings from its CO2, Natural Gas Pipelines, and Terminals business segments.

Income Taxes

We are a limited liability company that has elected to be treated as a corporation for federal income tax purposes. Our entire income tax provision consists of deferred income tax. Deferred income tax assets and liabilities are recognized for temporary differences between the basis of our assets and liabilities for financial and tax reporting purposes. Under our current basis of accounting, we have excluded nondeductible goodwill associated with our investment in KMP. Prior to the Going Private Transaction we recognized temporary differences between the basis of our assets and liabilities for financial and tax reporting purposes including nondeductible goodwill associated with our investment in KMP. Changes in tax legislation are included in the relevant computations in the period in which such changes are effective. Currently, our only such temporary difference results from our investment in KMP.

We are a party to a tax indemnification agreement with KMI. Pursuant to this tax indemnification agreement, KMI agreed to indemnify us for any tax liability attributable to our formation or our management and control of the business

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations. (continued)	Exhibit 99.1

and affairs of KMP and for any taxes arising out of a transaction involving the i-units we own to the extent the transaction does not generate sufficient cash to pay our taxes with respect to such transaction.

The $38.7 million decrease in tax expense to $5.6 million for 2011 as compared to $44.3 million for 2010 is primarily due to a $100.0 million decrease in pretax income associated with our investment in KMP.

The $12.7 million increase in tax expense to $44.3 million for 2010 as compared to $31.6 million for 2009 is primarily due to a $28.1 million increase in pretax income associated with our investment in KMP and an increase in our state tax rate.

See Note 6 of the accompanying notes to consolidated financial statements for additional information on income taxes.

Liquidity and Capital Resources

Our authorized capital structure consists of two classes of interests: (1) our listed shares and (2) our voting shares, collectively referred to in this document as our “shares.” Additional classes of interests may be approved by our board and holders of a majority of our shares, excluding shares held by KMI and its affiliates. Our only off-balance sheet arrangement is our equity investment in KMP.

The number of our shares outstanding will at all times equal the number of i-units of KMP, all of which we own. Under the terms of our limited liability company agreement, except in connection with our liquidation, we do not pay distributions on our shares in cash but we make distributions on our shares in additional shares or fractions of shares. At the same time KMP makes a distribution on its common units and i-units, we distribute on each of our shares that fraction of a share determined by dividing the amount of the cash distribution to be made by KMP on each common unit by the average market price of a share determined for a ten-trading day period ending on the trading day immediately prior to the ex-dividend date for our shares. We have paid share distributions totaling 6,601,402, 6,369,724 and 7,540,357 shares in the years ended December 31, 2011, 2010 and 2009, respectively. On February 14, 2012, we paid a share distribution of 0.014863 shares per outstanding share (1,464,145 total shares) to shareholders of record as of January 31, 2012, based on the $1.16 per common unit distribution declared by KMP.

KMP’s partnership agreement requires that it distribute 100% of “Available Cash,” as defined in the partnership agreement, to its partners within 45 days following the end of each calendar quarter. Available Cash consists generally of all of KMP’s cash receipts, including cash received by its operating partnerships and net reductions in reserves, less cash disbursements and net additions to reserves and amounts payable to the former general partner of SFPP, L.P. in respect of its remaining 0.5% interest in SFPP, L.P.

KMP’s general partner is granted discretion by the partnership agreement, which discretion has been delegated to us, subject to the approval of the general partner in certain cases, to establish, maintain and adjust reserves for the proper conduct of its business, which might include reserves for matters such as future operating expenses, debt service, sustaining capital expenditures and rate refunds and for distributions for the next four quarters. These reserves are not restricted by magnitude, but only by type of future cash requirements with which they can be associated. When we determine KMP’s quarterly distributions, we consider current and expected reserve needs along with current and expected cash flows to identify the appropriate sustainable distribution level.

The general partner and owners of KMP’s common units and Class B units receive distributions in cash, while we, the sole owner of KMP’s i-units, receive distributions in additional i-units. KMP does not distribute cash to us, the sole owner of i-units, but instead retains the cash for use in its business.  However, the cash equivalent of KMP’s distributions of i-units is treated as if it had actually been distributed for purposes of determining the distributions to the general partner.  Each time KMP makes a distribution, the number of i-units owned by us and the percentage of KMP’s total units owned by us increase automatically under the provisions of the partnership agreement.

Pursuant to KMP’s partnership agreement, distributions to its unitholders are characterized either as distributions of cash from operations or as distributions of cash from interim capital transactions.  This distinction affects the distributions to its owners of common units, Class B units and i-units relative to the distributions to its general partner.

Cash from Operations.  Cash from operations generally refers to KMP’s cash balance on the date it commenced operations, plus all cash generated by the operation of its business, after deducting related cash expenditures, net additions to or reductions in reserves, debt service and various other items.

Cash from Interim Capital Transactions.  Cash from interim capital transactions will generally result only from KMP’s distributions that are funded from borrowings, sales of debt and equity securities and sales or other dispositions of

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations. (continued)	Exhibit 99.1

its assets for cash, other than inventory, accounts receivable and other current assets and assets disposed of in the ordinary course of its business.

Rule for Characterizing Distributions.  Generally, all available cash distributed by KMP from any source will be treated as distributions of cash from operations until the sum of all available cash distributed equals the cumulative amount of cash from operations actually generated from the date it commenced operations through the end of the calendar quarter prior to that distribution.  Any distribution of available cash which, when added to the sum of all prior distributions, is in excess of the cumulative amount of cash from operations, will be considered a distribution of cash from interim capital transactions until the initial common unit price is fully recovered as described below under “—Allocation of Distributions from Interim Capital Transactions.”  For purposes of calculating the sum of all distributions of available cash, the total equivalent cash amount of all distributions of i-units to us, as the holder of all i-units, will be treated as distributions of available cash, even though the distributions to us are made in additional i-units rather than cash.  KMP retains this cash and uses it in its business.  To date, all of KMP’s available cash distributions, other than a $177.1 million distribution of cash from interim capital transactions for the second quarter of 2010 (paid in the third quarter of 2010), have been treated as distributions of cash from operations.

Allocation of Distributions from Operations.  KMP will distribute cash from operations for each quarter effectively as follows:

▪
first, 98% to the owners of all classes of units pro rata and 2% to the general partner until the owners of all classes of units have received a total of $0.15125 per unit in cash or equivalent i-units for such quarter;

▪
second, 85% of any available cash then remaining to the owners of all classes of units pro rata and 15% to the general partner until the owners of all classes of units have received a total of $0.17875 per unit in cash or equivalent i-units for such quarter;

▪
third, 75% of any available cash then remaining to the owners of all classes of units pro rata and 25% to the general partner until the owners of all classes of units have received a total of $0.23375 per unit in cash or equivalent i-units for such quarter; and

▪
fourth, 50% of any available cash then remaining to the owners of all classes of units pro rata, to owners of common units and Class B units in cash and to owners of i-units in the equivalent number of i-units, and 50% to the general partner.

Allocation of Distributions from Interim Capital Transactions.  Any distribution by KMP of available cash that would constitute cash from interim capital transactions would be distributed effectively as follows:

▪	98% to all owners of common units and Class B units pro rata in cash and to us in equivalent i-units; and

▪
2% to the general partner, until KMP has distributed cash from this source in respect of a common unit outstanding since its original public offering in an aggregate amount per unit equal to the initial common unit price of $5.75, as adjusted for splits.

As cash from interim capital transactions is distributed, it would be treated as if it were a repayment of the initial public offering price of the common units.  To reflect that repayment, the first three distribution target levels of cash from operations (described above) would be adjusted downward proportionately by multiplying each distribution target level amount by a fraction, the numerator of which is the unrecovered initial common unit price immediately after giving effect to that distribution and the denominator of which is the unrecovered initial common unit price immediately prior to giving effect to that distribution.  When the initial common unit price is fully recovered, then each of the first three distribution target levels will have been reduced to zero. Thereafter all distributions of available cash from all sources will be treated as if they were cash from operations and available cash will be distributed 50% to all classes of units pro rata (with the distribution to i-units being made instead in the form of i-units), and 50% to the general partner.  With respect to the portion of KMP’s distribution of available cash for the second quarter of 2010 that was from interim capital transactions, the general partner waived this resetting of the distribution target levels.

We expect that our expenditures associated with managing and controlling the business and affairs of KMP and the reimbursement for these expenditures received by us from KMP will continue to be equal. As stated above, the distributions we expect to receive on the i-units we own will be in the form of additional i-units. Therefore, we expect neither to generate nor to require significant amounts of cash in ongoing operations. We currently have no debt and have no plans to incur any debt. Any cash received from the sale of additional shares will immediately be used to purchase additional i-units. Accordingly, we do not anticipate any other sources or needs for additional liquidity.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations. (continued)	Exhibit 99.1

Recent Accounting Pronouncements

See Note 7 to our consolidated financial statements included elsewhere in this report.

Information Regarding Forward-looking Statements

This report includes forward-looking statements. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. They use words such as “anticipate,” “believe,” “intend,” “plan,” “projection,” “forecast,” “strategy,” “position,” “continue,” “estimate,” “expect,” “may,” or the negative of those terms or other variations of them or comparable terminology. In particular, statements, express or implied, concerning future actions, conditions or events, future operating results or the ability to generate sales, income or cash flow or to pay dividends or make distributions are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of our operations and those of KMP may differ materially from those expressed in these forward-looking statements. Please see “Information Regarding Forward-Looking Statements” for KMP included in Exhibit 99.2 of this filing and incorporated herein by reference. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors which could cause actual results to differ from those in the forward-looking statements include:

▪	price trends and overall demand for natural gas liquids, refined petroleum products, oil, carbon dioxide, natural gas, electricity, coal, steel and other bulk materials and chemicals in North America;

▪	economic activity, weather, alternative energy sources, conservation and technological advances that may affect price trends and demand;

▪	changes in KMP’s tariff rates implemented by the Federal Energy Regulatory Commission, California Public Utilities Commission, Canada’s National Energy Board or another regulatory agency;

▪	KMP’s ability to acquire new businesses and assets and integrate those operations into its existing operations, as well as the ability to expand its facilities;

▪	difficulties or delays experienced by railroads, barges, trucks, ships or pipelines in delivering products to or from KMP’s terminals or pipelines;

▪	KMP’s ability to successfully identify and close acquisitions and make cost-saving changes in operations;

▪	shut-downs or cutbacks at major refineries, petrochemical or chemical plants, ports, utilities, military bases or other businesses that use KMP’s services or provide services or products to it;

▪
changes in crude oil and natural gas production from exploration and production areas that KMP serves, such as the Permian Basin area of West Texas, the U.S. Rocky Mountains, areas of shale gas formation and the Alberta oil sands;

▪	changes in laws or regulations, third-party relations and approvals and decisions of courts, regulators and governmental bodies that may adversely affect KMP’s business or its ability to compete;

▪
changes in accounting standards that impact the measurement of KMP’s or our results of operations, the timing of when such measurements are to be made and recorded, and the disclosures surrounding these activities;

▪
our ability to offer and sell equity securities, and KMP’s ability to offer and sell equity securities and debt securities or obtain debt financing in sufficient amounts to implement that portion of KMP’s business plan that contemplates growth through acquisitions of operating businesses and assets and expansions of its facilities;

▪
KMP’s indebtedness, which could make it vulnerable to general adverse economic and industry conditions, limit its ability to borrow additional funds and/or place it at competitive disadvantages compared to its competitors that have less debt or have other adverse consequences;

▪	interruptions of electric power supply to KMP’s facilities due to natural disasters, power shortages, strikes, riots, terrorism, war or other causes;

▪	our or KMP’s ability to obtain insurance coverage without significant levels of self-retention of risk;

▪	acts of nature, accidents, sabotage, terrorism or other similar acts causing damage greater than KMP’s insurance coverage limits;

▪	capital and credit markets conditions, inflation and interest rates;

▪	the political and economic stability of the oil producing nations of the world;

▪	national, international, regional and local economic, competitive and regulatory conditions and developments;

▪	KMP’s ability to achieve cost savings and revenue growth;

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations. (continued)	Exhibit 99.1

▪	foreign exchange fluctuations;

▪	the timing and extent of changes in commodity prices for oil, natural gas, electricity and certain agricultural products;

▪
the extent of KMP’s success in discovering, developing and producing oil and gas reserves, including the risks inherent in exploration and development drilling, well completion and other development activities;

▪	engineering and mechanical or technological difficulties that KMP may experience with operational equipment, in well completions and workovers, and in drilling new wells;

▪	the uncertainty inherent in estimating future oil and natural gas production or reserves that KMP may experience;

▪	the ability of KMP to complete expansion projects on time and on budget;

▪	the timing and success of KMP’s business development efforts; and

▪
unfavorable results of litigation and the fruition of contingencies referred to in KMP’s Report on Form 8-K dated April 30, 2012, included in this filing as Exhibit 99.2 and incorporated herein by reference.

The foregoing list should not be construed to be exhaustive. We believe the forward-looking statements in this report are reasonable. However, there is no assurance that any of the actions, events or results of the forward-looking statements will occur, or if any of them do, what impact they will have on our results of operations or financial condition. Because of these uncertainties, you should not put undue reliance on any forward-looking statements.

See Item 1A “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2011 for a more detailed description of these and other factors that may affect the forward-looking statements. When considering forward-looking statements, one should keep in mind the risk factors described in Item A “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2011. The risk factors could cause our actual results to differ materially from those contained in any forward-looking statement. We disclaim any obligation, other than as required by applicable law, to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.

Item 7A.	Quantitative and Qualitative Disclosures About Market Risk.

The nature of our business and operations is such that no activities or transactions of the type requiring discussion under this item are conducted or entered into.

Exhibit 99.1

Item 8.	Financial Statements and Supplementary Data.

Item 8.	Financial Statements and Supplementary Data. (continued)	Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors
and Shareholders of Kinder Morgan Management, LLC

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of comprehensive income, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Kinder Morgan Management, LLC and its subsidiary (the "Company") at December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.  Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Report on Internal Control over Financial Reporting appearing under Item 9A of the Company's Annual Report on Form 10-K.  Our responsibility is to express opinions on these financial statements and on the Company's internal control over financial reporting based on our integrated audits.  We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects.  Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
February 21, 2012, except with respect to the effects of the reclassification of certain operations to discontinued operations as discussed in Note 1 to the financial statements, as to which the date is May 3, 2012

Item 8.	Financial Statements and Supplementary Data. (continued)	Exhibit 99.1

KINDER MORGAN MANAGEMENT, LLC AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2011	2010	2009
	(In millions, except per share amounts)
Equity in earnings of Kinder Morgan Energy Partners, L.P.	$18.7	$118.7	$90.6
Income taxes	5.6	44.3	31.6

Net Income	$13.1	$74.4	$59.0

Earnings per Share
Basic and Diluted	$0.14	$0.84	$0.72

Number of shares used in computing Earnings per Share
Basic and Diluted	95.2	88.8	81.9

KINDER MORGAN MANAGEMENT, LLC AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
	2011	2010	2009
	(In millions)

Net Income	$13.1	$74.4	$59.0
Other comprehensive income (loss), net of tax:
Change in fair value of derivatives utilized for hedging purposes (net of tax expense (benefit) of $0.8, $(4.1) and $(30.9), respectively)	1.4	(7.2)	(55.3)
Reclassification of change in fair value of derivatives to net income (net of tax expense of $14.7, $10.0 and $6.5, respectively)	25.9	17.6	11.6
Foreign currency translation adjustments (net of tax (benefit) expense of $(2.6), $5.5 and $17.0, respectively)	(4.5)	9.6	30.4
Adjustments to pension and other postretirement benefit plan liabilities (net of tax benefit of $1.9, $0.1 and $0.2, respectively)	(3.4)	(0.2)	(0.3)
Total Other Comprehensive Income (Loss)	19.4	19.8	(13.6)

Comprehensive Income	$32.5	$94.2	$45.4

The accompanying notes are an integral part of these consolidated financial statements.

Item 8.	Financial Statements and Supplementary Data. (continued)	Exhibit 99.1

KINDER MORGAN MANAGEMENT, LLC AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	December 31,
	2011	2010
	(Dollars in millions)
ASSETS

Current Assets
Accounts receivable, related party	$9.5	$10.1
Other current assets	0.4	0.4
Total current assets	9.9	10.5

Investment in Kinder Morgan Energy Partners, L.P.	2,722.4	2,673.3

Total Assets	$2,732.3	$2,683.8

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$2.8	$2.8
Accrued other current liabilities	7.0	7.6
Total current liabilities	9.8	10.4

Deferred income taxes	218.3	201.7

Shareholders’ Equity
Voting shares - unlimited authorized; 2 voting shares issued and outstanding	0.1	0.1
Listed shares - unlimited authorized; 98,509,387 and 91,907,985 listed shares issued and outstanding, respectively	3,760.2	3,339.7
Retained deficit	(1,256.0)	(848.6)
Accumulated other comprehensive loss	(0.1)	(19.5)
Total Shareholders’ Equity	2,504.2	2,471.7

Total Liabilities and Shareholders’ Equity	$2,732.3	$2,683.8

The accompanying notes are an integral part of these consolidated financial statements.

Item 8.	Financial Statements and Supplementary Data. (continued)	Exhibit 99.1

KINDER MORGAN MANAGEMENT, LLC AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2011	2010	2009
	(In millions)
Cash Flows From Operating Activities
Net income	$13.1	$74.4	$59.0
Adjustments to reconcile net income to net cash flows from operating activities
Deferred income taxes	5.6	44.3	31.6
Equity in earnings of Kinder Morgan Energy Partners, L.P.	(18.7)	(118.7)	(90.6)
Changes in components of working capital
Accounts receivable – related party	0.6	(0.2)	(2.7)
Other current assets	-	0.9	(0.5)
Accounts payable	-	0.2	1.3
Accrued other current liabilities	(0.6)	(0.9)	1.9
Net Cash Provided by Operating Activities	-	-	-

Cash Flows From Investing Activities
Purchase of i-units of Kinder Morgan Energy Partners, L.P.	-	-	-
Net Cash Used in Investing Activities	-	-	-

Cash Flows From Financing Activities
Shares issued	-	-	-
Net Cash Provided by Financing Activities	-	-	-

Net increase in Cash and Cash Equivalents	-	-	-
Cash and Cash Equivalents, beginning of period	-	-	-
Cash and Cash Equivalents, end of period	$-	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

Item 8.	Financial Statements and Supplementary Data. (continued)	Exhibit 99.1

KINDER MORGAN MANAGEMENT, LLC AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Year Ended December 31,
	2011		2010		2009
	(Dollars in millions)
	Shares	Amount	Shares	Amount	Shares	Amount
Voting Shares
Beginning Balance	2	$0.1	2	$0.1	2	$0.1
Ending Balance	2	0.1	2	0.1	2	0.1

Listed Shares
Beginning Balance	91,907,985	3,339.7	85,538,261	2,966.0	77,997,904	2,630.1
Share distributions	6,601,402	420.5	6,369,724	373.7	7,540,357	335.9
Ending Balance	98,509,387	3,760.2	91,907,985	3,339.7	85,538,261	2,966.0

Retained Deficit
Beginning Balance		(848.6)		(549.3)		(272.4)
Net income		13.1		74.4		59.0
Share distributions		(420.5)		(373.7)		(335.9)
Ending Balance		(1,256.0)		(848.6)		(549.3)

Accumulated other comprehensive loss (net of tax benefits)
Beginning Balance		(19.5)		(39.3)		(25.7)
Change in fair value of derivatives utilized for hedging purposes		1.4		(7.2)		(55.3)
Reclassification of change in fair value of derivatives to net income		25.9		17.6		11.6
Foreign currency translation adjustments		(4.5)		9.6		30.4
Adjustments to pension and other postretirement benefit plan liabilities		(3.4)		(0.2)		(0.3)
Ending Balance		(0.1)		(19.5)		(39.3)

Total Shareholders’ Equity	98,509,389	$2,504.2	91,907,987	$2,471.7	85,538,263	$2,377.5

The accompanying notes are an integral part of these consolidated financial statements.

Item 8.	Financial Statements and Supplementary Data. (continued)	Exhibit 99.1

KINDER MORGAN MANAGEMENT, LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.      General

Kinder Morgan Management, LLC is a publicly traded Delaware limited liability company that was formed on February 14, 2001. Kinder Morgan G.P., Inc., of which Kinder Morgan, Inc. indirectly owns all of the outstanding common equity, is the general partner of Kinder Morgan Energy Partners, L.P. (KMP) and owns all of our voting shares. Kinder Morgan G.P., Inc., pursuant to a delegation of control agreement among us, Kinder Morgan G.P., Inc. and KMP, has delegated to us, to the fullest extent permitted under Delaware law and KMP’s limited partnership agreement, all of its rights and powers to manage and control the business and affairs of KMP, subject to the general partner’s right to approve specified actions. We are a limited partner in KMP through our ownership of its i-units, and manage and control its business and affairs pursuant to the delegation of control agreement. Our success is dependent upon our operation and management of KMP and its resulting performance, see Note 5 for summarized income statement and balance sheet information for KMP. Unless the context requires otherwise, references to “we,” “us,” “our,” or the “Company” are intended to mean Kinder Morgan Management, LLC and its consolidated subsidiary, Kinder Morgan Services LLC.

On February 10, 2011, Kinder Morgan Holdco LLC converted from a Delaware limited liability company to a Delaware corporation.  Kinder Morgan Holdco LLC was renamed Kinder Morgan, Inc., and its subsidiary formerly known as Kinder Morgan, Inc. was renamed Kinder Morgan Kansas, Inc., which are referred to in these financial statements as KMI and KMK, respectively. On February 16, 2011, KMI completed an initial public offering of its common stock.  Prior to the closing of the initial public offering its outstanding units were converted into shares of its capital stock.  All of the common stock that was sold in the offering was sold by its existing investors consisting of funds advised by or affiliated with Goldman Sachs & Co., Highstar Capital LP, The Carlyle Group and Riverstone Holdings LLC. No members of management sold shares in the offering and KMI did not receive any proceeds from the offering.

On October 16, 2011, KMI and El Paso Corporation announced a definitive agreement whereby KMI will acquire all of the outstanding shares of El Paso in a transaction that would, as of the announcement date, create an energy company that would have an enterprise value of approximately $94 billion and would own an interest in approximately 80,000 miles of pipelines.  As of the announcement date, the total purchase price, including the assumption of debt outstanding at both El Paso Corporation and El Paso Pipeline Partners, L.P., was approximately $38 billion.  El Paso Corporation owns a 42% limited partner interest and the 2% general partner interest in El Paso Pipeline Partners, L.P.

On March 2, 2012, 100% of voting KMI shareholders approved the proposed El Paso acquisition, and on March 9, 2012, more than 95% of voting El Paso shareholders approved the acquisition. The close of this merger is expected to occur by the end of May 2012.

On May 1, 2012, the Federal Trade Commission (FTC) voted to accept a proposed settlement order regarding KMI’s pending acquisition of EP.  The FTC also granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, allowing the companies to close the transaction.  The settlement order requires KMI to divest certain assets currently held by KMP to an FTC-approved buyer within 180 days from the date that KMI consummates the EP acquisition.  As previously announced, the assets included in this disposal group are KMP’s (i) Kinder Morgan Interstate Gas Transmission natural gas pipeline system; (ii) Trailblazer natural gas pipeline system; (iii) Casper and Douglas natural gas processing operations; and (iv) 50% equity investment in the Rockies Express natural gas pipeline system.  In this report, we refer to this combined group of assets as KMP’s FTC Natural Gas Pipelines disposal group.  Under the settlement order, the assets of KMP’s FTC Natural Gas Pipelines disposal group will be held separate from KMI and KMP’s other businesses until the divestiture is completed.  Prior to this announced divestiture, KMP included all of these assets in its Natural Gas Pipelines business segment.

The sale of KMP's FTC Natural Gas Pipelines disposal group is expected to be completed in the third quarter of 2012.  Furthermore, we expect KMI to offer (drop-down) certain El Paso assets to KMP in order to replace the assets that  will be divested, and we expect that these drop-downs will occur contemporaneously, but subsequent to, the close of KMI’s El Paso acquisition.  We also expect that the combination of the asset divestitures and drop-downs will be neutral to KMP’s distribution per unit in 2012 and accretive thereafter.  For more information about this announced divestiture, see Note 3 “Acquisitions and Divestitures—Divestitures—FTC Natural Gas Pipelines Disposal Group-Discontinued Operations” of KMP’s Report on Form 8-K dated April 30, 2012, included in this filing as Exhibit 99.2 and incorporated herein by reference.

Item 8.	Financial Statements and Supplementary Data. (continued)	Exhibit 99.1

2.       Summary of Significant Accounting Policies

Basis of Presentation

Our consolidated financial statements include the accounts of Kinder Morgan Management, LLC and its wholly owned subsidiary, Kinder Morgan Services LLC. All material intercompany transactions and balances have been eliminated.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from these estimates.

On May 30, 2007, KMK completed a merger transaction with a wholly owned subsidiary of KMI under which investors including Richard D. Kinder, KMK’s Chairman and Chief Executive Officer, acquired all of the outstanding shares of KMK, referred to as the “Going Private Transaction.” The purchase price of KMK has been “pushed-down” and allocated to the assets and liabilities of its subsidiary companies, including us. Accordingly, the accompanying financial information, transactions and balances reflect the push-down of KMK’s new accounting basis arising from the Going Private Transaction to our financial statements.

Notwithstanding the consolidation of KMP and its subsidiaries into KMI’s financial statements, except as explicitly disclosed, KMI is not liable for, and their assets are not available to satisfy, the obligations of KMP and/or its subsidiaries and vice versa.  Responsibility for settlements of obligations reflected in KMI’s or KMP’s financial statements are a legal determination based on the entity that incurs the liability.

Cash Equivalents

We consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Accounting for Investment in KMP

We use the equity method of accounting for our investment in KMP, which investment is further described in Notes 3 and 4. KMP is a publicly traded limited partnership and its common units are traded on the New York Stock Exchange under the symbol “KMP.” We record, in the period in which it is earned, our share of the earnings of KMP attributable to the i-units we own, which includes an adjustment to reflect the impact of the push down of the purchase price of KMK on our equity investment in KMP. We also record our proportionate share of KMP’s accumulated other comprehensive income as an adjustment to our investment in KMP. We receive distributions from KMP in the form of additional i-units, which increase the number of i-units we own. We issue additional shares (or fractions thereof) of the Company to our existing shareholders in an amount equal to the additional i-units received from KMP. At December 31, 2011, through our ownership of KMP i-units, we owned approximately 29.3% of all of KMP’s outstanding limited partner interests.

In addition, we perform impairment testing of the amount at which we carry the excess of cost over underlying fair value of net assets accounted for under the equity method when events or circumstances warrant such testing. The impairment test considers whether there is an inability to recover the carrying value of an investment that is other than temporary. As of December 31, 2011, we believed no such impairment had occurred on our investment in KMP.

Accounting for Share Distributions

Our board of directors declares and we make additional share distributions at the same time that KMP declares and makes distributions on the i-units to us, so that the number of i-units we own and the number of our shares outstanding remain equal. We account for the share distributions we make by charging retained earnings and crediting outstanding shares with amounts that equal the number of shares distributed multiplied by the closing price of the shares on the date the distribution is payable. As a result, we expect that our retained earnings will always be in a deficit position because (i) distributions per unit for KMP (which serve to reduce our retained earnings) are based on “Available Cash” as defined by its partnership agreement, which amount generally exceeds the earnings per unit (which serve to increase our retained earnings) and (ii) the impact on our retained earnings attributable to our equity in the earnings of KMP is recorded after a provision for income taxes.

Item 8.	Financial Statements and Supplementary Data. (continued)	Exhibit 99.1

Income Taxes

We are a limited liability company that has elected to be treated as a corporation for federal income tax purposes. Our entire income tax provision consists of deferred income tax.  Deferred income tax assets and liabilities are recognized for temporary differences between the basis of our assets and liabilities for financial and tax reporting purposes.  Our deferred tax liabilities balance was $218.3 million and $201.7 million as of December 31, 2011 and 2010, respectively, as presented in the accompanying consolidated balance sheets. Under our current basis of accounting, we have excluded nondeductible goodwill associated with our investment in KMP. Prior to the Going Private transaction we recognized temporary differences between the basis of our assets and liabilities for financial and tax reporting purposes including nondeductible goodwill associated with our investment in KMP. Changes in tax legislation are included in the relevant computations in the period in which such changes are effective. Currently, our only such temporary difference results from our investment in KMP.

For more information on income taxes, see Note 6.

Earnings Per Share

Both basic and diluted earnings per share are computed based on the weighted-average number of shares outstanding during each period, adjusted for share splits. There are no securities outstanding that may be converted into or exercised for shares.

3.      Capitalization

Our authorized capital structure consists of two classes of interests: (1) our listed shares and (2) our voting shares, collectively referred to in this document as our “shares.” Prior to the May 2001 initial public offering of our shares, our issued capitalization consisted of $100,000 contributed by Kinder Morgan, G.P., Inc. for two voting shares. At December 31, 2011, KMI owned approximately 14.1 million, or approximately 14.3% of our outstanding shares.

We have paid share distributions totaling 6,601,402, 6,369,724 and 7,540,357 shares in the years ended December 31, 2011, 2010 and 2009, respectively.  On February 14, 2012, we paid a share distribution of 0.014863 shares per outstanding share (1,464,145 total shares) to shareholders of record as of January 31, 2012, based on the $1.16 per common unit distribution declared by KMP. These distributions were paid in the form of additional shares or fractions thereof based on the average market price of a share determined for a ten-trading day period ending on the trading day immediately prior to the ex-dividend date for our shares.

4.      Business Activities and Related Party Transactions

At no time after our formation and prior to our initial public offering did we have any operations or own any interest in KMP. Upon the closing of our initial public offering in May 2001, we became a limited partner in KMP and, pursuant to a delegation of control agreement, we assumed the management and control of its business and affairs. Under the delegation of control agreement, Kinder Morgan G.P., Inc. delegated to us, to the fullest extent permitted under Delaware law and KMP’s partnership agreement, all of Kinder Morgan G.P., Inc.’s power and authority to manage and control the business and affairs of KMP, subject to Kinder Morgan G.P., Inc.’s right to approve certain transactions. KMP will either pay directly or reimburse us for all expenses we incur in performing under the delegation of control agreement and will be obligated to indemnify us against claims and liabilities provided that we have acted in good faith and in a manner we believed to be in, or not opposed to, the best interests of KMP and the indemnity is not prohibited by law. KMP consented to the terms of the delegation of control agreement including KMP’s indemnity and reimbursement obligations. We do not receive a fee for our service under the delegation of control agreement, nor do we receive any margin or profit on the expense reimbursement. We incurred, on behalf of KMP, approximately $278.3 million, $289.6 million and $273.2 million of expenses during the years ended December 31, 2011, 2010 and 2009, respectively. The expense reimbursements by KMP to us are accounted for as a reduction to the expense incurred by us. The net monthly balance payable or receivable from these activities is settled in cash in the following month. At December 31, 2011 and 2010, $9.5 million and $10.1 million, respectively, primarily receivables from KMP, are recorded in the caption “Accounts receivable, related party” in the accompanying consolidated balance sheet.

Kinder Morgan Services LLC is our wholly owned subsidiary and provides centralized payroll and employee benefits services to us, Kinder Morgan G.P., Inc., KMP, and KMP’s operating partnerships and subsidiaries (collectively, the “Group”). Employees of KMGP Services Company, Inc., a subsidiary of Kinder Morgan G.P., Inc., are assigned to work for one or more members of the Group. When they do so, they remain under our ultimate management and control. The direct costs of all compensation, benefits expenses, employer taxes and other employer expenses for these employees are

Item 8.	Financial Statements and Supplementary Data. (continued)	Exhibit 99.1

allocated and charged by Kinder Morgan Services LLC to the appropriate members of the Group, and the members of the Group reimburse Kinder Morgan Services LLC for their allocated shares of these direct costs. There is no profit or margin charged by Kinder Morgan Services LLC to the members of the Group. The administrative support necessary to implement these payroll and benefits services is provided by the human resource department of KMI, and the related administrative costs are allocated to members of the Group in accordance with expense allocation procedures. The effect of these arrangements is that each member of the Group bears the direct compensation and employee benefits costs of its assigned or partially assigned employees, as the case may be, while also bearing its allocable share of administrative costs. Pursuant to its limited partnership agreement, KMP reimburses Kinder Morgan Services LLC for its share of these administrative costs, and such reimbursements are accounted for as described above. Additionally, KMP reimburses us with respect to costs incurred or allocated to us in accordance with KMP’s limited partnership agreement, the delegation of control agreement among Kinder Morgan G.P., Inc., KMP, us and others, and our limited liability company agreement. During the years ended December 31, 2011, 2010 and 2009, these expenses totaled approximately $388.7 million, $383.4 million and $344.6 million, respectively.

5.      Summarized Financial Information for KMP

Following is summarized income statement and balance sheet information for KMP (in millions). KMP’s consolidated financial statements include the reclassifications necessary to reflect the results of its FTC Natural Gas Pipelines disposal group as discontinued operations.  Additional information on KMP’s results of operations and financial position are contained in its Report on Form 8-K dated April 30, 2012, included in this filing as Exhibit 99.2 and incorporated herein by reference.

Summarized Kinder Morgan Energy Partners, L.P. Income Statement Information

	Year Ended December 31,
	2011	2010	2009
Revenues	$7,889.0	$7,738.8	$6,697.3
Operating costs, expenses and other(a)	6,331.7	6,278.8	5,329.9
Operating income	$1,557.3	$1,460.0	$1,367.4

Income from continuing operations	1,066.9	1,091.9	1,035.8
Discontinued operations(b)	201.5	235.2	248.0
Net income	$1,268.4	$1,327.1	$1,283.8

Net income attributable to KMP	$1,257.8	$1,316.3	$1,267.5

General Partner’s interest in income from continuing operations(c)	$1,173.0	$882.5	$933.3
General Partner’s interest in income from discontinued operations	$2.0	$2.4	$2.5

Limited Partners’ interest in (loss) income from continuing operations	$(114.7)	$201.0	$88.7
Limited Partners’ interest in income from discontinued operations	$197.5	$230.4	$243.0

Summarized Kinder Morgan Energy Partners, L.P. Balance Sheet Information

	As of December 31,
	2011	2010
Current assets	$1,575.4	$1,286.7
Noncurrent assets	$22,527.3	$20,574.4

Current liabilities	$3,119.1	$2,764.2
Noncurrent liabilities	$13,379.7	$11,804.4
KMP’s capital	$7,507.6	$7,210.7
Noncontrolling interests	$96.3	$81.8

____________

(a)
2011 amount includes (i) a $168.2 million increase in expense associated with rate case liability adjustments; (ii) a $167.2 million loss from the remeasurement of KMP’s previously held 50% equity interest in KinderHawk Field Services LLC to fair value; (iii) $87.1 million related to a special bonus expense to non-senior management employees allocated to KMP from KMI; however, we and KMP do not have any obligation, nor did we or KMP pay any amounts related to this compensation expense; and (iv) a $60.0 million increase in expense associated with rights-of-way lease payment liability adjustments for periods prior to 2011. 2010 amount includes a $172.0 million increase in expense associated with rate case liability adjustments.

(b)	Represents amounts attributable to KMP’s FTC Natural Gas Pipelines disposal group.
(c)
2011 amount includes a waived incentive of $28.4 million related to common units issued to finance a portion of KMP’s May 2010 KinderHawk Field Services LLC acquisition. 2010 amount includes a reduced incentive amount of $179.4 million including (i) $168.3 million due to a portion of KMP’s available cash distribution for the second quarter of 2010 being a distribution of cash from interim capital transactions, rather than a distribution of cash from operations; and (ii) a waived incentive of $11.1 million related to KMP common units issued to finance a portion of KMP’s May 2010 KinderHawk acquisition.

Notwithstanding the consolidation of KMP and its subsidiaries into KMI’s financial statements, except as explicitly disclosed, KMI is not liable for, and its assets are not available to satisfy, the obligations of KMP and/or its subsidiaries and vice versa. Responsibility for settlements of obligations reflected in KMI’s or KMP’s financial statements are a legal determination based on the entity that incurs the liability.

6.	Income Taxes

The difference between the statutory federal income taxes (and rate) and our actual income taxes (and effective tax rate) are summarized as follows (in millions, except percentages):

	Year Ended December 31,
	2011			2010		2009
Federal income tax rate	$6.5	35.0%		$41.5	35.0%	$31.6	35.0%
Other (a)	(1.1)	(6.3	) %	1.2	1.0%	(0.9)	(1.1	) %
State income tax, net of federal benefit	0.2	1.2%		1.6	1.3%	0.9	1.0%
Total	$5.6	29.9%		$44.3	37.3%	$31.6	34.9%
____________

(a)	Primarily the impact on deferred taxes of changes in nondeductible goodwill in 2011 and 2009, and the impact on deferred taxes of an increase in our state tax rate in 2010.

We are a party to a tax indemnification agreement with KMI. Pursuant to this tax indemnification agreement, KMI agreed to indemnify us for any tax liability attributable to our formation or our management and control of the business and affairs of KMP and for any taxes arising out of a transaction involving the i-units we own to the extent the transaction does not generate sufficient cash to pay our taxes with respect to such transaction.

We had no unrecognized tax benefits on the balance sheet at December 31, 2011 and 2010. In the event interest or penalties are incurred with respect to income tax matters, our policy will be to include such items in income tax expense. We did not have an accrual for interest and penalties at December 31, 2011 or 2010. At December 31, 2011, tax years 2007 through 2011 remained subject to examination by the Internal Revenue Service or applicable states. We do not expect any material change in the balance of our unrecognized tax benefits over the next twelve months.

7.	Recent Accounting Pronouncements

None of the Accounting Standards Updates that we adopted and that became effective January 1, 2011 had a material impact on our consolidated financial statement.

ASU Nos. 2011-05 and 2011-12

On June 16, 2011, the FASB issued ASU No. 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income.”  This ASU eliminates the current option to report other comprehensive income and its components in the statement of changes in equity.  An entity can elect to present items of net income and other comprehensive income in one continuous statement or in two separate, but consecutive, statements.

Item 8.	Financial Statements and Supplementary Data. (continued)	Exhibit 99.1

ASU No. 2011-05 also requires reclassifications of items out of accumulated other comprehensive income to net income to be measured and presented by income statement line item in both the statement where net income is presented and the statement where other comprehensive income is presented.  However, on December 23, 2011, the FASB issued ASU No. 2011-12, “Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05” to defer this new requirement.  For us, both ASU No. 2011-05 and ASU No. 2011-12 were effective January 1, 2012.  Since these ASUs pertain to presentation and disclosure requirements only, the adoption of these ASUs did not have a material impact on our consolidated financial statements.

8.	Quarterly Financial Data (Unaudited)

Quarterly Operating Results for 2011 and 2010

	2011–Three Months Ended
	March 31	June 30	September 30	December 31
	(In millions except per share amounts)
Equity in earnings (loss) of KMP	$15.1	$(19.9)	$(24.9)	$48.4
Income tax expense (benefit)	5.2	(6.7)	(9.9)	17.0
Net income (loss)(a)(b)(c)	$9.9	$(13.2)	$(15.0)	$31.4

Earnings (loss) per share, basic and diluted	$0.11	$(0.14)	$(0.16)	$0.32

Number of shares used in computing basic and diluted earnings per share	92.7	94.4	96.0	97.7

	2010–Three Months Ended
	March 31	June 30	September 30	December 31
	(In millions except per share amounts)
Equity in earnings (loss) of KMP	$(8.9)	$76.1	$13.5	$38.0
Income tax expense (benefit)	(3.3)	27.7	4.7	15.2
Net income (loss)(d)	$(5.6)	$48.4	$8.8	$22.8

Earnings (loss) per share, basic and diluted	$(0.06)	$0.55	$0.10	$0.25

Number of shares used in computing basic and diluted earnings per share	86.4	87.9	89.5	91.2
  ____________

(a)
First quarter 2011 includes a $15.2 million reduction of net income for our share of KMP’s $87.1 million increase in expense associated with a one-time special cash bonus payment paid to non-senior management employees in May 2011; however, we and KMP do not have any obligation, nor did we or KMP pay any amounts related to this expense.

(b)	Second quarter 2011 includes a $30.2 million reduction of net income for our share of KMP’s $165.0 million increase in expense associated with rate case liability adjustments.
(c)
Third quarter 2011 includes a $30.3 million reduction of net income for our share of KMP’s $167.2 million loss from the remeasurement of its previously held 50% equity interest in KinderHawk Field Services LLC to fair value, and a $12.5 million reduction of net income for our share of KMP’s $69.3 million increase in expense primarily associated with rights-of-way lease payment liability adjustments.

(d)	First quarter 2010 includes a $29.0 million reduction of net income for our share of KMP’s $158 million increase in expense associated with rate case liability adjustments.

9.	Supplemental Information on Oil and Gas Producing Activities (Unaudited)

At December 31, 2011, through our ownership of i-units, we owned approximately 29.3% of all of KMP’s outstanding limited partner interests.  As discussed above, our results of operations are derived principally from our investment in KMP.  We use the equity method of accounting for our investment in KMP, and record our share of its earnings and accumulated other comprehensive income.  Though we do not directly have interests in oil and gas producing activities, our equity method investee, KMP, has significant oil and gas producing activities.  Additional information on KMP’s oil and gas producing activities are contained in its Report on Form 8-K dated April 30, 2012, included in this filing as Exhibit 99.2 and incorporated herein by reference.